Exhibit 99.1

For Immediate Release

Contact:

Al Palombo
Dan Coccoluto	Lester Rosenkrantz
Omtool, Ltd.	Cameron Associates
Chief Financial Officer	Investor Relations
603-898-8900, ext. 1446	(212) 245-8800 Ext. 209
coccoluto@omtool.com	al@cameronassoc.com

OMTOOL CONTINUED MARKET EXPANSION OF ACCUROUTE® AS IT REPORTS ITS THIRD QUARTER 2005 RESULTS

AccuRoute Sales for First Nine Months of 2005 Increase 27% Compared to First Nine Months of 2004 while the company continues its commitment and investment in strategic plan

SALEM, N.H., November 3, 2005 – Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document routing products and services, today reported results of operations for the quarter ended September 30, 2005.  Total revenue for the period was approximately $3.2 million compared with revenue of approximately $3.4 million for the third quarter of 2004, representing an 8% decrease.  Software license revenue from Omtool’s AccuRoute product accounted for 44% of software license revenue for the quarter ended September 30, 2005.

For the nine-month period ended September 30, 2005 and 2004, total revenue was $10.6 million and $10.8 million, respectively, representing a decrease of 2%.  Software license revenue from Omtool’s AccuRoute product increased by 27% in the first nine months of 2005 as compared to the same period in 2004 and represented 47% of overall software license revenue for the first nine months of 2005 as compared to 37% for the same period in 2004. Total software license revenue increased by 1%, or $18,000, during the first nine months of 2005 as compared to the same period in 2004.

Operating expenses for the quarter ended September 30, 2005 were approximately $2.5 million as compared to approximately $2 million for the quarter ended September 30, 2004.  Consistent with the guidance provided earlier this year, Omtool continues to implement its plan to increase market penetration of its AccuRoute product in the legal market while expanding its focus to encompass first the finance vertical market and thereafter the healthcare vertical market.  Omtool will continue to increase its sales and marketing expenditures as it pursues these opportunities.  As a result of these strategic initiatives, sales and marketing expenses for the quarter ended September 30, 2005 were 34% higher than for the quarter ended September 30, 2004.  Net loss for the quarter ended September 30, 2005 was approximately $(343,000) or $(0.09) per share, on a basic and diluted basis, as compared to a net profit of approximately $394,000 or $0.10 per share, on a basic and diluted basis for the same quarter of 2004.

Operating expenses for the nine months ended September 30, 2005 increased by $1.1 million, or 17%, as compared to the same period in 2004, led primarily by planned increases in sales and marketing expenses and Sarbanes-Oxley compliance related expenses. For the first nine months of 2005, Omtool recorded a net loss of approximately $(190,000) or $(0.05) per share, on a basic and diluted basis, as compared to net income of approximately $1.1 million or $0.27 per fully diluted share and $0.28 per basic share for the first nine months of 2004.  Omtool had an ending cash balance at September 30, 2005 of approximately $10.4 million dollars.

“While year-to-date AccuRoute revenue is 27% higher than last year, we are slightly disappointed with the overall quarterly results.” said Robert L. Voelk, Omtool’s Chairman, President, and Chief Executive Officer

commenting on Omtool’s results.  “Our quarterly results were negatively impacted in the third quarter by seasonal weakness affecting AccuRoute revenue, a decline in our legacy fax business, and an increase within our deferred revenue of approximately $240,000 for software, hardware and first-time support orders that were received in the third quarter, but did not meet all of our criteria of revenue recognition.  We expect the criteria for recognition of revenue from many of those orders will occur in the fourth quarter of this year.”

Voelk added, “Market indicators support our continued commitment to our strategic plan.  During this quarter we licensed AccuRoute to over twenty new law firms bringing the total law firms to over one hundred, with forty-six of those in the top one hundred list of law firms in the United States.”

“Consistent with the plan we communicated earlier this year, we expect 2005 to be a near break-even year while we invest in the strategic initiatives to expand into other vertical markets.  We are determined to expand AccuRoute market penetration and during this quarter we added to the executive team by hiring Victoria Vaksman, the Managing Director of EMEA, Karen Cummings, the Executive Vice President of Marketing, and Jim Scharpf, the recently announced Executive Vice President of Worldwide Sales.  The investments we have made in sales and marketing were approximately $627,000 higher for the first nine months of 2005 as compared to the same period in 2004.  This spending is primarily focused on sales and marketing infrastructure necessary as we expand into new markets.  Consistent with the message we delivered to you earlier this year, we do not anticipate that these investments will have an immediate impact on revenue this year,” concluded Voelk.

About Omtool, Ltd.:

Omtool, Ltd. is a leading provider of document routing products and services that enable organizations to manage the capture, process and the delivery into electronic information systems of “mixed-mode” documents containing both paper and electronic documents.  Omtool’s enterprise-level products are used by organizations worldwide whose business processes frequently include paper-based documents and/or stringent compliance requirements that include secure handling, storage, integration and tracking of a variety of documents into corporate systems.  Omtool’s flagship product, AccuRoute, is a document capture, conversion and distribution platform that makes it easy to centralize valuable company information and distribute it to multiple systems simultaneously, all from users’ desktops.  Based in Salem, N.H., with offices in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute® products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, finance and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; Omtool’s upcoming lease renewal or headquarters relocation; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; our ability to manage expansion; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2005 and Omtool’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2005 and July 28, 2005.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

Consolidated Statements of Operations

(in Thousands except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2005	2004	2005	2004
Revenue:
Software license	$877	1,011	$3,333	$3,315
Hardware	583	697	2,142	2,312
Service and other	1,706	1,740	5,122	5,217
Total revenue	3,166	3,448	10,597	10,844
Cost of revenue:
Software license	42	33	113	151
Hardware	334	404	1,361	1,393
Service and other	683	676	2,082	2,068
Total cost of revenue	1,059	1,113	3,556	3,612
Gross profit	2,107	2,335	7,041	7,232
Operating expenses:
Sales and marketing	1,352	1,013	3,673	3,045
Research and development	579	478	1,617	1,431
General and administrative	571	528	2,071	1,799
Total operating expenses	2,502	2,019	7,361	6,275
Income (loss) from operations	(395)	316	(320)	957
Interest and other income	52	30	137	105
Income (loss) before tax provision (benefit)	(343)	346	(183)	1,062
Tax provision (benefit)	—	(48)	7	10
Net income (loss)	$(343)	$394	$(190)	$1,052

Net income (loss) per share
Basic	$(0.09)	$0.10	$(0.05)	$0.28
Diluted	$(0.09)	$0.10	$(0.05)	$0.27

Weighted average number of common shares outstanding
Basic	3,926	3,937	3,947	3,738
Diluted	3,926	4,126	3,947	3,925

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets

(in Thousands)	Sept. 30, 2005	December 31, 2004
	(Unaudited)

Assets:
Cash and cash equivalents	$10,385	$10,655
Accounts receivable, net	1,691	1,803
Inventory	36	138
Prepaids and other	378	279
	12,490	12,875
Property and equipment, net	175	213
Other assets	12	12
	$12,677	$13,100
Liabilities and stockholders’ equity:
Accounts payable	$755	$850
Accrued expenses	1,220	1,258
Accrued state sales tax	454	700
Deferred revenue	3,728	3,661
	6,157	6,469
Stockholders’ equity	6,520	6,631
	$12,677	$13,100